FOR IMMEDIATE RELEASE

Contact:
Gail Scalfaro
Director of Investor Relations
941-308-5227

Global Signal Inc. Announces Wireless Communications Towers Acquisition

Sarasota, Florida. June 30, 2004 – Global Signal Inc. (NYSE: GSL) announced today that it has completed the acquisition of Tower Ventures III LLC ("Tower Ventures") from five non-affiliated sellers for $52.0 million in cash, plus fees and expenses. Tower Ventures owns 97 wireless communications towers concentrated in Tennessee, Mississippi, Missouri and Arkansas.

With the acquisition of Tower Ventures, combined with other acquisitions made from December 31, 2003 through June 30, 2004, the Company has acquired 214 wireless communications towers for $101.6 million.

David Grain, Global Signal's President, stated "The Tower Ventures acquisition is just one example of how we are successfully deploying capital. Based on the quality of the deals we have closed and the robust nature of our current acquisition pipeline, we are optimistic about deploying the capital raised in our initial public offering."

Global Signal Inc. owns and manages over 3,200 wireless communications towers and other communications sites. Global Signal Inc. is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements relating to our abilities to deploy capital raised in our initial public offering. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to results materially different from those described in the forward-looking statements; Global Signal can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Global Signal's expectations include, but are not limited to, continued ability to acquire new towers at attractive prices which will generate returns consistent with expectations; the possibilities that towers that have been and will be acquired may not generate sufficient additional income to justify their acquisition; and other risks detailed from time to time in Global Signal's SEC reports. Such forward-looking statements speak only as of the date of this press release. Global Signal expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.